EXHIBIT 99.2

1600 West Merit Parkway • South Jordan, UT 84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	October 26, 2004
Contact:	Anne-Marie Wright, Director of Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1681

MERIT MEDICAL SYSTEMS TO ACQUIRE

MEDSOURCE PACKAGING CONCEPTS

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ:NMS:MMSI), a leading manufacturer and marketer of proprietary disposable products used primarily in cardiology and radiology procedures, announced today that it has signed a letter of intent to purchase MedSource Packaging Concepts of Richmond, Virginia, for an undisclosed sum. MedSource serves as a custom packager to meet the needs of hospitals and other health care institutions.

“We believe this acquisition, if completed, will allow Merit to provide a complete, customized, direct method of delivering a broader range of products to our customers,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer. “Merit and MedSource are expecting to finalize the definitive agreement within the next 30 days.”

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical products used in interventional and diagnostic procedures, particularly in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 70 individuals. Merit employs approximately 1,260 people worldwide, with manufacturing facilities in Salt Lake City and South Jordan, Utah; Santa Clara,

California; Angleton, Texas; and Galway, Ireland. For more information about Merit, visit www.merit.com.

Statements contained in this release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2003. Such risks and uncertainties include introduction of products in a timely fashion, market acceptance of Company’s products, potential product recalls and quality related issues, delays in obtaining regulatory approvals, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render the Company’s products obsolete, product liability claims, foreign currency fluctuations, changes in health care markets related to health care reform initiatives, litigation and other factors referred to in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will vary, and may vary materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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